Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Boston Scientific Corporation for the registration of debt securities and to the incorporation by reference therein of our report dated February 24, 2009, except for Notes E and P, as to which the date is November 25, 2009, with respect to consolidated financial statements and schedule of Boston Scientific Corporation included in its Current Report (Form 8-K) dated December 10, 2009, and our report dated February 24, 2009 with respect to the effectiveness of internal control over financial reporting of Boston Scientific Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2008, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
December 7, 2009